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                                                               EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 3, 1997, except for note 14, which is as of September 16, 1997, which appears on page F-2 of the Registration Statement on Form S-1 dated October 22, 1997 of International Manufacturing Services, Inc., which is incorporated in this Registration Statement on Form S-8. We also consent to the application of such report to the Financial Statement Schedule for the year ended April 30, 1997, listed under item 16(b) of the Registration Statement on Form S-1, when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this schedule.

/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
San Jose, California
November 7, 1997